                                                                    Exhibit 10.9

                      Standard Form of Agreements Between
                           Owner and Design/Builder

                     AIA Document A191 - Electronic Format

________________________________________________________________________________

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES: CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

Copyright 1985, (C) 1996 The American Institute of Architects, 1735 New York Avenue, NW, Washington, DC 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.








________________________________________________________________________________

                                 1996 EDITION

                               TABLE OF ARTICLES

                               PART 1 AGREEMENT

1.  Design/Builder                         6.  Dispute Resolution - Mediation
                                                and Arbitration
2.  Owner                                  7.  Miscellaneous Provisions
3.  Ownership and Use of Documents and     8.  Termination of the Agreement
    Electronic data                        9.  Basis of Compensation
4.  Time                                   10. Other Conditions and Services
5.  Payments

                               PART 2 AGREEMENT

1.  General Provisions                     8.  Changes in the Work
2.  Owner                                  9.  Correction of Work
3.  Design/Builder                         10. Dispute Resolution - Mediation
                                                and Arbitration
4.  Time                                   11. Miscellaneous Provisions
5.  Payments                               12. Termination of the Agreement
6.  Protection of Persons and Property     13. Basis of Compensation
7.  Insurance and Bonds                    14. Other Conditions and Services

                      Standard Form of Agreements Between
                           Owner and Design/Builder

                     AIA Document A191 - Electronic Format

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. Before executing the Part 1 Agreement. the parties should reach substantial agreement on the Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A191 consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor. and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

                               PART 1 AGREEMENT

                                 1996 EDITION

________________________________________________________________________________
AGREEMENT

made as of the 10th day of March in the year of Two Thousand (In words, indicate day, month and year.)

BETWEEN the Owner:
(Name and address)
IPG Photonics Corporation PO Box 519, 660 Main Street Sturbridge, MA 01566

and the Design/Builder:
(Name and address)
Aho Construction Inc. Appleton Business Center New Ipswich, NH 03071

For the following Project:
(Include Project name, location and a summary description.)
Three Story Office and Technology Building, Building #1 & Building #2 20 Old Webster Road, Oxford, MA

The architectural services described in Article 1 will be provided by the following person or entity who is lawfully licensed to practice architecture:
(Name and address)    (Registration Number)    (Relationship to Design/Builder)
Maugel Architects            5554              Employed by Design/Builder
30 Domino Drive
Concord, MA 01742

Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:

(Name, address and discipline) (Registration Number)  (Relationship to Design/
                                                        Builder)
Kimball Chase                          30734          Employed by Design/Builder
29 New Hampshire Avenue
Portsmouth, NH 03801

BLW Engineers, Inc.                    38446          Employed by Design/Builder
465 Newtown Road
Littleton, MA 01460

The Owner and the Design/Builder agree as set forth below.

                     TERMS AND CONDITIONS-PART I AGREEMENT

                                   ARTICLE 1
                                DESIGN/BUILDER

1.1   SERVICES

1.1.1 Preliminary design, budget, and schedule comprise the services required to accomplish the preparation and submission of the Design/Builder's Proposal as well as the preparation and submission of any modifications to the Proposal prior to execution of the Part 2 Agreement.

1.2   RESPONSIBILITIES

1.2.1 Design services required by this Part 1 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder. Design/Builder represents and warrants that all parties engaged by it to perform services hereunder will have all necessary licenses, certifications and other professional qualifications.

1.2.2 The agreements between the Design/Builder and the persons or entities identified in this Part 1 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

1.2.3 Construction budgets shall be prepared by qualified professionals, cost estimators or contractors retained by and acting in the interest of the Design/Builder.

1.2.4 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 1 Agreement. Without limiting the generality of the foregoing, the Design/Builder shall indemnify and hold harmless the Owner and any subsidiary, parent or affiliate of the Owner, or other persons or entities designated by the Owner, and their directors, officers, agents, employees, and designees for all losses, liabilities, claims, injuries, damages and expenses, including attorneys' fees, resulting from the acts, errors and omissions committed by the Design/Builder, and all professional engineering consultants, subcontractors and suppliers engaged by the Design/Builder. This Paragraph 1.2.4 shall survive the termination of this Agreement.

1.2.5 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

1.2.6 Nothing contained in this Part 1 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.3   BASIC SERVICES

1.3.1 The Design/Builder in consultation with the Owner and any other persons or entities designated by Owner shall develop a written program and budget for the Project to ascertain Owner's needs and to establish the requirements for the Project

1.3.2 The Design/Builder shall visit the site, become familiar with the local conditions, and correlate observable conditions with the requirements of the Owner's program, schedule, and budget.

1.3.3 The Design/Builder shall review laws applicable to design and construction of the Project; correlate such laws with the Owner's program requirements; and advise the Owner if any program requirement may cause a violation of such laws. Necessary changes to the Owner's program shall be accomplished by appropriate written modification or disclosed as described in Paragraph 1.3.5.

1.3.4 The Design/Builder shall review with the Owner alternative approaches to design and construction of the Project.

1.3.5 The Design/Builder shall submit to the Owner a Proposal, including the completed Preliminary Design Documents, a statement of the proposed contract sum, and a proposed schedule for completion of the Project. Preliminary Design Documents shall consist of preliminary design drawings, outline specifications and other documents sufficient to establish the size, quality and character of the entire Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate. Deviations from the Owner's program shall be disclosed in the Proposal. If the Proposal is accepted by the Owner, the parties shall then execute the Part 2 Agreement. A modification to the Proposal before execution of the Part 2 Agreement shall be recorded in writing as an addendum and shall be identified in the Contract Documents of the Part 2 Agreement.

1.3.6 The Design/Builder shall plan and organize all meetings, record minutes of meetings, and circulate such documents to the appropriate parties for information and review on or before the next scheduled meeting.

1.4   ADDITIONAL SERVICES

1.4.1 The Additional Services described under this Paragraph 1.4 shall be provided by the Design/Builder and paid for by the Owner if authorized or confirmed in writing by the Owner. "Authorized" means approved in writing, including subsequent written confirmation of previous verbal authorization by the Owner.

1.4.2 Making revisions in the Preliminary Design Documents, budget or other documents when such revisions are:

     .1 inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner's program or Project budget. "Approval" means approval in writing, including subsequent written confirmation of previous verbal approvals by the Owner;

     .2 required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents; or

     .3 due to changes required as a result of the Owner's failure to render decisions in a timely manner.

1.4.3 Providing more extensive programmatic criteria than that furnished by the Owner as described in Paragraph 2.1. When authorized, the Design/Builder shall provide professional services to assist the Owner in the preparation of the program. Programming services may consist of:

     .1 consulting with the Owner and other persons or entities not designated in this Part 1 Agreement to define the program requirements of the Project and to review the understanding of such requirements with the Owner;

      .2 documentation of the applicable requirements necessary for the various Project functions or operations;

      .3 providing a review and analysis of the functional and organizational relationships, requirements, and objectives for the Project;

      .4 setting forth a written program of requirements for the Owner's approval which summarizes the Owner's objectives, schedule, constraints, and criteria.

1.4.4  Providing financial feasibility or other special studies.

1.4.5 Providing planning surveys, site evaluations, or comparative studies of prospective sites.

1.4.6 Providing special surveys, environmental studies, and submissions required for approvals of governmental authorities or others having jurisdiction over the Project, but not including renderings required for or in connection with such approvals.

1.4.7  Providing services relative to future facilities, systems, and equipment.

1.4.8 Providing services at the Owner's specific request to perform detailed investigations of existing conditions or facilities or to make measured drawings thereof.

1.4.9 Providing services at the Owner's specific request to verify the accuracy of drawings or other information furnished by the Owner.

1.4.10 Coordinating services in connection with the work of separate persons or entities retained by the Owner, subsequent to the execution of this Part 1 Agreement.

1.4.11 Providing analyses of owning and operating costs.

1.4.12 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings, and related equipment.

1.4.13 Providing services for planning tenant or rental spaces.

1.4.14 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.

                                   ARTICLE 2
                                     OWNER

2.1    RESPONSIBILITIES

2.1.1 The Owner shall provide information regarding requirements for the Project, including but not limited to the Owner's design objectives, constraints and criteria

2.1.2  [deleted]

2.1.3 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Design/Builder in order to avoid unreasonable delay in the orderly and sequential progress of the Design/Builder's services. The Owner may obtain independent review of the documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Design/Builder's services. If the Owner fails to render decisions pertaining to the documents submitted by the Design/Builder within ten (10) working days after submission by Design/Builder, and if such would cause the Design/Builder to incur additional expenses in order to keep the Project on schedule (for such items as overtime, rush orders, or other similar expenses), then the Design/Builder shall so notify the Owner in writing.

2.1.4 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements, and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark. Design/Builder acknowledges that it has received from Owner the surveys and materials required under this subparagraph.

2.1.5  [deleted]

2.1.6 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

2.1.7 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment.

2.1.8 The Owner shall promptly obtain easements, zoning variances, and legal authorizations regarding site utilization where essential to the execution of the Owner's program.

2.1.9  Those services, information, surveys, and reports required by Paragraphs
2.1.4 through 2.1.8 which are within the Owner's control shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely on them, provided that Owner shall not be responsible for the contents of materials prepared by others.

2.1.10 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 1 Agreement.

2.1.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

2.1.12 The Owner may reject the Proposal submitted by the Design/Builder under Paragraph 1.3.5 of this Part I Agreement for any reason without incurring liability to Design/Builder, except for work previously authorized by the Owner

                                   ARTICLE 3
                        OWNERSHIP AND USE OF DOCUMENTS
                              AND ELECTRONIC DATA

3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architect and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this Part 1 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Paragraphs 3.2 and 3.3.

3.2 If the Part 2 Agreement is not executed, the Owner shall not use the drawings, specifications, and other documents and electronic data furnished by the Design/Builder without the written permission of the Design/Builder. Drawings, specifications, and other documents and electronic data shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 1 Agreement or under any other subsequently executed agreement, or by agreement in writing. Nothing contained in Sections 3.1 and 3.2 shall prevent Owner from using designs and concepts described by the drawings in other documents in the construction of other projects.

3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Paragraph 3.1.

                                   ARTICLE 4
                                     TIME

4.1 The Design/Builder shall prepare and submit to the Owner a schedule for the performance of the Basic and Additional Services which shall not exceed the time limits contained in Paragraph 10.1 and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project.

4.2  If the Design/Builder is delayed in the performance of services under this
Part 1 Agreement through no fault of the Design/Builder, any applicable schedule shall be adjusted as may be mutually agreed.

                                   ARTICLE 5
                                   PAYMENTS

5.1 The initial payment provided in Article 9 shall be made upon execution of this Part 1 Agreement and credited to the Owner's account as provided in Subparagraph 9.1.2.

5.2 Subsequent payments for Basic Services, Additional Services, and Reimbursable Expenses provided for in this Part 1 Agreement shall be made monthly on the basis set forth in Article 9. Applications for Payment for Part 1 Basic Services, Additional Services and Reimbursable Expenses shall be prepared by the Design/Builder and submitted to the Owner monthly. Applications for Payment shall be dated the last day of the agreed monthly payment period, and the amount claimed shall be for the value of the services rendered, provided that the total amount claimed shall not exceed the total amount stated in
Article 9. Each Application for Payment shall be supported by such evidence as to its correctness as the Owner or its lender may reasonably direct.

5.3 Within ten (10) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

5.4 Payments due the Design/Builder under this Part 1 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Paragraph 9.5, or in the absence of a specified rate, at the legal rate prevailing where the project is located unless the Owner in good faith disputes any amount alleged to be due, in which case no interest shall accrue until the dispute is resolved

                                   ARTICLE 6
                        DISPUTE RESOLUTION - MEDIATION
                                AND ARBITRATION

6.1  Claims, disputes or other matters in question between the parties to this
Part 1 Agreement arising out of or relating to this Part 1 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise.

6.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of repose or limitations.

6.3 Demand for arbitration shall be filed in writing with the other party to this Part 1 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

6.4  [deleted]

6.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                                   ARTICLE 7
                           MISCELLANEOUS PROVISIONS

7.1 Unless otherwise provided, this Part 1 Agreement shall be governed by the law of the place where the Project is located.

7.2 The Owner and the Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 1 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 1 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 1 Agreement without the written consent of the other.

7.3 Unless otherwise provided, neither the design for nor the cost of remediation of hazardous materials shall be the responsibility of the Design/Builder, provided, however, the Design/Builder shall report to the Owner the presence and location of any hazardous material that a Design/Builder of similar skill and expertise should have noticed.

7.4 This Part 1 Agreement represents the entire and integrated agreement between the Owner and the Design/Builder and supersedes all prior negotiations, representations or agreements, either written or oral. This Part 1 Agreement may be amended only by written instrument signed by both the Owner and the Design/Builder.

7.5 Prior to the termination of the services of the Architect or any other design professional designated in this Part 1 Agreement, the Design/Builder shall identify to the Owner in writing another architect or design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

                                   ARTICLE 8
                         TERMINATION OF THE AGREEMENT

8.1 This Part 1 Agreement may be terminated by either party upon seven (7) days' written notice should the other party fail to perform substantially in accordance with its terms through no fault of the party initiating the termination.

8.2 This Part 1 Agreement may be terminated by the Owner without cause upon at least seven (7) days' written notice to the Design/Builder.

8.3 In the event of termination not the fault of the Design/Builder, the Design/Builder shall be compensated for services performed to the termination date.

                                   ARTICLE 9
                             BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 1 Agreement as described below.

9.1      COMPENSATION FOR BASIC SERVICES

9.1.1    FOR BASIC SERVICES, compensation shall be as follows:

9.1.2 AN INITIAL PAYMENT of Five Thousand Dollars ($5,000.00) shall be made upon execution of this Part I Agreement and credited to the Owner's account as follows:

9.1.3     SUBSEQUENT PAYMENTS shall be as follows:
Owner shall make monthly progress payments on account of the contract sum for the percentage of completion of each portion of the work.

9.2       COMPENSATION FOR ADDITIONAL SERVICES

9.2.1     FOR ADDITIONAL SERVICES, compensation shall be as follows:

9.3       REIMBURSABLE EXPENSES

9.3.1     [deleted]

9.3.2     [deleted]

9.4       [deleted]

9.5       INTEREST PAYMENTS

9.5.1     The rate of interest for past due payments shall be as follows:
One and one-half (1.5%) percent per month.  (Annual rate of 18%).

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

9.6 If the scope of the Project is changed materially, the amount of compensation shall be subject to the written agreement of the parties prior to the implementation of such change.

9.7 The compensation set forth in this Part 1 Agreement shall be equitably adjusted if through no fault of the Design/Builder the services have not been completed within (6) months of the date of this Part 1 Agreement.

                                  ARTICLE 10
                         OTHER CONDITIONS AND SERVICES

10.1 The Basic Services to be performed shall be commenced on 12/9/99 and, subject to authorized adjustments and to delays not caused by the Design/Builder, shall be completed in (150) calendar days. The Design/Builder's Basic Services consist of those described in Paragraph 1.3 as part of Basic Services, and include normal Professional engineering and Preliminary design services, unless otherwise indicated.

10.2      Services beyond those described in Paragraph 1.4 are as follows:
(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)

10.3 The Owner's preliminary program, budget, and other documents, if any, are enumerated as follows:

10.4 The Design/Builder shall provide satisfactory proof to the Owner that the Design Professionals are carrying Errors & Omissions Insurance covering its work on this project in an amount and with a deductible clause customarily carried by Design Professionals and providing at least thirty (30) days advance written notice of cancellation or material change.

10.5 The Design/Builder shall also carry Statutory Workers Compensation, including at least $300,000 employer's liability, with a Company duly licensed by the Commonwealth of Massachusetts, and shall also provide certificates of insurance evidencing that coverage, and providing at least (30) days advanced written notice of cancellation or material change.

10.6  The Owner shall be named as additional insured on all policies.

10.7 At no cost to Owner the Design/Builder shall assist Owner in the investigation and defense of any claims which arise from the designs prepared by Design/Builder and are the result of errors, omissions, or negligence of the Design/Builder, its agents, employees, subcontractors, or others for whose action it is liable.

Title                                                                       Date

This Agreement entered into as of the day and year first written above.

OWNER                                          DESIGN/BUILDER

/s/ Valentin Gapontsev                         /s/ Raymond Aho, President
--------------------------------               ---------------------------------
(signature)                                    (signature)
IPG Photonics Corporation                      Aho Construction Inc.
(Printed name and title)                       (Printed name and title)

                      Standard Form of Agreements Between
                           Owner and Design/Builder

                     AIA Document A191 - Electronic Format

This document comprises two separate Agreements: Part 1 Agreement and Part 2 Agreement. Before executing the Part 1 Agreement. the parties should reach substantial agreement on the Part 2 Agreement. To the extent referenced in these Agreements, subordinate parallel agreements to A 191 consist of AIA Document A491, Standard Form of Agreements Between Design/Builder and Contractor and AIA Document B901, Standard Form of Agreements Between Design/Builder and Architect.

                               PART 2 AGREEMENT

                                 1996 EDITION

AGREEMENT made as of the 10th day of March in the year of Two Thousand

(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name and address)
IPG Photonics Corporation P.O. Box 519, 660 Main Street Sturbridge, MA 01566

and the Design/Builder:
(Name and address)
Aho Construction Inc. Appleton Business Center New Ipswich, NH 03071

For the following Project:
(Include Project name, location and a summary description.)
Three Story Office and Technology Building, Building #1 & Building #2 20 Old Webster Road Oxford, MA

The architectural services described in Article 3 will be provided by the following person or entity who is lawfully licensed to practice architecture:
(Name and address)     (Registration Number)   (Relationship to Design/Builder))

Maugel Architects                 5554                Employed by Design/Builder
30 Domino Drive
Concord, MA 01742

Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except as indicated below:

(Name and address and discipline)   (Registration Number)    (Relationship to
                                                             Design/Builder))

Kimball Chase                           30734                Employed by
29 New Hampshire                                             Design/Builder
Portsmouth, NH 03801


BLW Engineers, Inc.                     38446                Employed by
465 Newtown Rd.                                              Design/Builder
Littleton, MA 01460


The Owner and the Design/Builder agree as set forth below.

                                   ARTICLE 1
                              GENERAL PROVISIONS

1.1       BASIC DEFINITIONS

1.1.1 The Contract Documents consist of the Part 1 Agreement to the extent not modified by this Part 2 Agreement, this Part 2 Agreement, the Design/Builder's Proposal and written addenda to the Proposal identified in
Article 14, the Construction Documents approved by the Owner in accordance with Subparagraph 3.2.3 and Modifications issued after execution of this Part 2 Agreement. A Modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Paragraph 8.3.

1.1.2 The term "Work" means the construction and services required by the Contract Documents and includes all other labor, materials, equipment and services provided or to be provided by the Design/Builder to fulfill the Design/Builder's obligations. The Work may constitute the whole or a part of the Project.

1.2       EXECUTION, CORRELATION AND INTENT

1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Design/Builder shall be required only to the extent consistent with and reasonably inferable from the Contract Documents as being necessary to produce the intended results unless it is necessary to meet applicable codes, standards and regulations or to meet with the approval of the authorities having jurisdiction. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

          In the event of conflicts between documents, the following priorities shall apply:

          (a)  Documents of later date shall govern.

          (b) Figured dimensions shown on the Drawings shall govern even though they may differ from scaled dimensions.

          (c) Drawings of larger scale shall govern over those of smaller scale of the same date.

          (d)  Specifications shall govern over Drawings.

All Work mentioned or indicated in the Contract Documents shall be performed by the Design/Builder as part of this Part 2 Agreement unless it is specifically indicated in the Contract Documents that such Work is to be done by others.

1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall notify the Owner in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which either believes will violate any applicable law.

1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

1.2.4 Execution of the Contract by the Design/Builder is a representation that the Design/Builder has visited the site, become familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents

1.3       OWNERSHIP AND USE OF DOCUMENTS

1.3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder's Architects and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them. Drawings, specifications, and other documents and electronic data are furnished for use solely with respect to this
Part 2 Agreement. The Owner shall be permitted to retain copies, including reproducible copies, of the drawings, specifications, and other documents and electronic data furnished by the Design/Builder for information and reference in connection with the Project except as provided in Subparagraphs 1.3.2 and 1.3.3.

1.3.2 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, except by agreement in writing and with appropriate compensation to the Design/Builder, unless the Design/Builder is adjudged to be in default under this Part 2 Agreement or under any other subsequently executed agreement.

1.3.3 If the Design/Builder defaults in the Design/Builder's obligations to the Owner, the Architect shall grant a license to the Owner to use the drawings, specifications, and other documents and electronic data furnished by the Architect to the Design/Builder for the completion of the Project, conditioned upon the Owner's execution of an agreement to cure the Design/Builder's default in payment to the Architect for services previously performed and to indemnify the Architect with regard to claims arising from such reuse without the Architect's professional involvement.

1.3.4 Submission or distribution of the Design/Builder's documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Subparagraph 1.3.1. Nothing contained in Sections 1.3.1 and 1.3.2 shall prevent Owner from using designs and concepts described by the drawings in other documents in the construction of other projects. The Owner's representative may rely on the accuracy of the Design/Builder's minutes of weekly meetings, monthly status reports and statements. The Owner shall examine the documents submitted by the Design/Builder and shall render decisions pertaining thereto within ten (10) working days of submission by the Design/Builder to avoid unreasonable delay in the orderly progress of the final design and construction. If the Owner fails to render decisions pertaining to the documents submitted by the Design/Builder within ten (10) working days after submission by Design/Builder, and if such failure would cause the Design/Builder to incur additional expenses in order to keep the Project on schedule (for such items as overtime, rush orders, or other similar expenses), then the Design/Builder shall notify the Owner in writing within five (5) days of Owner's failure to render a decision.

                                   ARTICLE 2
                                     OWNER

2.1 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall examine documents submitted buy the Design/Builder and shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor, or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner's expense in a timely manner and shall not delay the orderly progress of the Work.

2.2 The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and Design/Builder agree in writing.

2.3 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections. The Owner shall not be required to pay the fees for such permits, licenses and inspections unless the cost of such fees is excluded from the Design/Builder's Proposal.

2.4 The Owner shall furnish services of land surveyors, and other consultants for subsoil, air and water conditions, in addition to those provided under the Part 1 Agreement, when such services are deemed necessary by the Design/Builder to properly carry out the design services required by this Part 2 Agreement.

2.5 The Owner shall disclose, to the extent known to the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose all information known to the Owner regarding the presence of pollutants at the Project's site.

2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder's Applications for Payment.

2.7 Those services, information, surveys and reports required by Paragraphs 2.4 through 2.6 which are within the Owner's control shall be furnished at the Owner's expense, and the Design/Builder shall be entitled to rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing, and except to the extent the Design/Builder should reasonably know they are not accurate or complete. The Owner shall not be responsible for the contents and materials prepared by others and the Design/Builder shall look solely to those professionals.

2.8 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder's Proposal or the Construction Documents, the Owner shall give prompt written notice thereof to the Design/Builder.

2.10 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement and promptly upon request thereafter, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Contract.

2.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

2.12 If the Design/Builder fails to correct Work which is not in accordance with the requirements of the Contract Documents or persistently fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design/Builder or any other person or entity.

                                   ARTICLE 3
                                DESIGN/BUILDER

3.1       SERVICES AND RESPONSIBILITIES

3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder. The Design/Builder represents and warrants that all architects, professional engineers, subcontractors and suppliers will have all necessary licenses, certifications and other professional qualifications.

3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder's employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder's obligations under this Part 2 Agreement. Without limiting the generality of the foregoing, the Design/Builder shall indemnify and hold harmless the Owner and any subsidiary, parent or affiliate of the Owner, or other persons or entities designated by the Owner, and their directors, officers, agents, employees, and designees for all losses, liabilities, claims, injuries, damages and expenses, including attorneys' fees, resulting from the acts, errors and omissions committed by the Design/Builder, and all professional engineering consultants, subcontractors and suppliers engaged by the Design/Builder. This paragraph 3.1.3 shall survive the termination of this Agreement.

3.2       BASIC SERVICES

3.2.1     The Design/Builder's Basic Services are described below and in Article
14.

3.2.2 The Design/Builder shall employ a competent superintendent, reasonably acceptable to the Owner, and necessary assistants who shall be in attendance at the Project site fun time during the progress of the Work until the date of Substantial Completion, and for such additional time thereafter as the Design/Builder may determine to be necessary for the expeditious completion of the Work. The Design/Builder shall remove the superintendent if requested to do so in writing by the Owner, and shall promptly replace him with a competent person reasonably acceptable to the Owner. The superintendent shall represent the Design/Builder, and communications given to the superintendent shall be as binding as if given to the Design/Builder. Important communications shall be confirmed in writing and directed to Design/Builder at address first written above. Other communications shall be similarly confirmed on written request in each case.

          Owner may employ a representative who shall be in attendance at the Project site from time to time or full time as the Owner deems necessary.

3.2.3 The Design/Builder shall produce all Construction Documents necessary to set forth in greater detail the requirements for the performance of the Work, and shall submit these Construction Documents to the Owner for Approval Construction Documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

          .1   be consistent with the intent of the Design/Builder's Proposal;

          .2   provide information for the use of those in the building trades;
               and

          .3 include documents customarily required for regulatory agency approvals.

          Following review of the Construction Documents, the Owner may, as he may deem necessary for the performance of the Work, issue additional instructions, by means of drawings or otherwise, and the Construction Documents shall be revised to reflect such additional instructions, and the Work shall be performed in conformity therewith, and the Design/Builder shall do no such work without such additional instructions. In giving such additional instructions, the Owner shall have the authority to make minor changes in the Work, not inconsistent with the Part 2 Agreement. The Design/Builder, when required to do so, shall furnish to the Owner, at proper times, all shop and setting drawings and diagrams which the Owner may deem necessary in order to make clear the work intended or to show its relation to adjacent work of other trades. The Design/Builder shall make any changes in such drawings or diagrams which the Owner may require, consistent with the Contract, and shall submit sufficient copies of the revised prints to the Owner for Approval, all but one of which shall be returned to the Design/Builder if Approved by the Owner. When submitting such shop and setting drawings, the Design/Builder shall notify the Owner in writing of changes made therein from the Design/Builder's drawings or specifications. The Owner's Approval of such drawings or of the revised drawings shall not relieve the Design/Builder from responsibility for errors or omissions made by the Design/Builder therein, or for changes made from the Design/Builder's drawings or specifications not covered by the Design/Builder's written notification to the Owner. All models and templates submitted shall conform to the spirit and intent of the Contract Documents. The Design/Builder shall submit for the Owner's Approval such manufacturer's standard samples as the Owner may reasonably require, and provide samples of special material, assemblies or components when so specified. All samples shall be labeled as to origin and intended use in the Work and shall conform to the spirit and intent of the Contract Documents.

3.2.4 The Design/Builder, with the assistance of the Owner, shall file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

3.2.5 Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work. The word "provide" shall mean completely furnish and install, including connections, unless otherwise specified.

3.2.6 The Design/Builder shall supervise and direct the Work, using the Design/Builder's best skill and attention. The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement. Where the Contract Documents refer to particular construction means, methods, techniques, sequences or procedures or indicate or imply that such are to be used in the Work, such mention is intended only to indicate that the operations of the Design/Builder shall be such as to produce at least the quality of work implied by the operations described, but the actual determination of whether or not the described operations may be safely and suitably employed on the Work shall be the responsibility of the Design/Builder, who shall notify the Owner in writing of the actual means, methods, techniques, sequences or procedures which will be employed on the Work, if these differ from those mentioned in the Contract Documents. All loss, damage, or liability, or cost of correcting defective work arising from the employment of any construction means, methods, techniques, sequences or procedures shall be borne by the Design/Builder, notwithstanding that such construction means, methods, techniques, sequences or procedures are referred to, indicated or implied by the Contract Documents, unless the Design/Builder has given timely notice to the Owner in writing that such means, methods, techniques, sequences or procedures are not safe or suitable, and the Owner has then instructed the Design/Builder in writing to proceed at the Owner's risk.

3.2.7 The Design/Builder shall plan and organize separate meetings on the design development and on the construction of the Project every week, record minutes of these meetings, and circulate such documents to the appropriate parties for information and review on or before the next scheduled meeting.

          The Design/Builder shall keep the Owner fully informed of the quality and progress of the Project by delivery to the Owner a written status report every month. This status report shall highlight the problem areas in the Final Design and/or Construction, and shall include a proposed plan for remedial action, the up-to-date detailed Schedule for Completion of the Project, as well as any other details the Owner may reasonably request.

          The Design/Builder shall also keep the Owner fully informed of the cost of the Project by delivering to the Owner a written statement every month. This statement shall not only give a summary of the actual costs incurred or committed to date and an accurate forecast of the Cost of the Project to completion, but also give the up-to-date Stipulated Sum and particulars (as full and detailed as practicable) of all claims for any additional payment to which the Design/Builder may consider itself entitled and of all extra or additional work ordered by the Owner which the Design/Builder has executed during the preceding month. No claim for payment for any such expense or work shall be considered which has not been included in such particulars.

3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, and that the construction will conform with the requirements of the Contract Documents. Construction not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9. The Design/Builder shall be responsible for determining that all materials furnished for the Work meet all requirements of the Contract Documents. The Owner may require the Design/Builder to produce reasonable evidence that a material meets such requirements, such as certified reports of past tests by qualified testing laboratories, reports of studies by qualified experts, or other evidence which, in the opinion of the Owner, would lead to a reasonable certainty that any material used, or proposed to be used, in the Work meets the requirements of the Contract Documents. All such data shall be furnished at the Design/Builder's expense. This provision shall not require the Design/Builder to pay for periodic testing of different batches of the same material, unless such testing is specifically required by the Contract Documents to be performed at the Design/Builder's expense. If the Design/Builder proposes to use a material which, while suitable for the intended use, deviates in any way from the detailed requirements of the Contract Documents, the Design/Builder shall inform the Owner in writing of the nature of such deviations at the time the material is submitted for Approval, and shall request written Approval of the deviation from the requirements of the Contract Documents.

          In requesting Approval of deviations or substitutions, the Design/Builder shall provide, upon request, evidence leading to a reasonable certainty that the proposed substitution or deviation will provide a quality of result at least equal to that otherwise attainable. If, in the opinion of the Owner, the evidence presented by the Design/Builder does not provide a sufficient basis for such reasonable certainty, the Owner may reject such substitution or deviation without further investigation.

          Any additional cost, or any loss or damage arising from the substitution of any material or any method for those originally specified shall be borne by the Design/Builder, notwithstanding Approval or acceptance of such substitution by the Owner, unless such substitution was made at the written request or direction of the Owner.

          The warranty provided in this subparagraph 3.2.9 shall be in addition to and not in limitation of any other warranty required by the Contract Document or otherwise prescribed by law."


3.2.10 The Design/Builder shall pay all sales, consumer, use and similar taxes which had been legally enacted at the time the Design/Builder's Proposal was first submitted to the Owner, and shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are either customarily secured after execution of a contract for construction or are legally required at the time the Design/Builder's Proposal was first submitted to the Owner.

3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

3.2.12 The Design/Builder shall pay royalties and license fees for patented designs, processes or products. The Design/Builder shall defend suits or claims for infringement of patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer is required by the Owner. However, if the Design/Builder has reason to believe the use of a required design, process or product is an infringement of a patent, the Design/Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.

3.2.13 The Design/Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this
Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder's tools, construction equipment, machinery, and surplus materials. Concrete and ceramic surfaces shall be cleaned and washed. Resilient coverings shall be cleaned, waxed and buffed. Woodwork shall be dusted and cleaned. Sash, fixtures and equipment shall be thoroughly cleaned. Stains, spots, dust, marks and smears shall be removed from all surfaces. Hardware and all metal surfaces shall be cleaned and polished. Glass and plastic surfaces shall be thoroughly cleaned by professional window cleaners. All damaged, broken or scratched glass or plastic shall be replaced by the Design/Builder at the Design/Builder's expense. If the Design/Builder fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Design/Builder.

3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work or an agreed upon portion thereof is substantially completed. The Design/Builder shall issue a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Owner shall within five (5) working days of receipt of a Certificate of Substantial Completion from the Design/Builder, make an inspection and assessment of the Work to verify the validity of the application, and shall within three (3) days of this inspection, notify the Design/Builder if the Owner disagrees with any of the provisions thereof, including, but not limited to, whether the Work has been substantially completed. The parties shall meet to discuss disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion. Disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion shall be resolved in accordance with provisions of Article 10.

3.2.15 The Design/Builder shall maintain at the site for the Owner one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

3.2.16 The Design/Builder shall enforce strict discipline and good order among the Design/Builder's employees and other persons carrying out the Construction Documents. The Design/Builder shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

3.2.17 Except for the site design prepared by CME Associates for the Owner, the Design/Builder shall establish the exterior lines and required elevations of all buildings and structures to be erected on the site and shall establish sufficient lines and grades for the construction of associated Work. The Owner's Engineer or Land Surveyor shall certify as to the actual location of the constructed facilities in relation to property lines, building lines, easements, and other restrictive boundaries.

3.2.18 The Design/Builder shall establish the building grades, lines, levels, column, wall and partition lines required by the various Subcontractors in laying out their Work. The Design/Builder shall coordinate and supervise the Work performed by Subcontractors to the end that the Work is carried out without conflict between trades and so that no trade, at any time, causes delay to the general progress of the Work.

3.2.19 The Design/Builder and all Subcontractors shall at all times afford each trade, any separate contractor, or the Owner, every reasonable opportunity for the installation of Work and the storage of materials but not in a way which unreasonably interferes with the Design/Builder.

3.2.20 The Design/Builder shall arrange for and attend job meetings with the Owner and such other persons as the Owner may from time to time wish to have present. The Design/Builder shall be represented by a project manager, superintendent or other authorized main office representative. An authorized representative of any Subcontractor or Sub-subcontractor shall attend such meetings if the representatives' presence is requested by the Owner. Such representatives shall be empowered to make binding commitments on all matters to be discussed at such meetings, including costs, payments, change orders, time schedules and manpower. Any notice required under the Contract may be served on such representatives.

3.2.21 The Design/Builder shall provide the Owner or Owner's representative access to the Work in preparation and progress whenever located.

3.3       ADDITIONAL SERVICES

3.3.1 The services described in this Paragraph 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Paragraph 3.3 shall be provided only if authorized or confirmed in writing by the Owner.

3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereof.

3.3.5 Providing coordination of construction performed by the Owner's own forces or separate contractors employed by the Owner, and coordination of services required in connection with construction performed and equipment supplied by the Owner.

3.3.6     [delete]

3.3.7 Providing assistance in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

                                   ARTICLE 4
                                     TIME

4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

4.2 Time limits stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, subject to authorized Modifications, Substantial Completion shall be achieved on or before the date established in Article 14.

4.3 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use and only minor items which can be corrected or completed without any material interference with the Owner's use of the Work remains to be corrected or completed.

4.4 Based on the Design/Builder's Proposal, a construction schedule shall be provided consistent with Paragraph 4.2 above.

4.5 If the Design/Builder is delayed at any time in the progress of the Work by an act or neglect of the Owner, which is not due to the fault of the Design/Builder Owner's employees, or separate contractors employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, adverse weather catastrophes, unavoidable casualties or other causes beyond the Design/Builder's control or by delay authorized by the Owner pending arbitration, or by other causes which the Owner and Design/Builder agree may justify delay, then the Contract Time shall be reasonably extended by Change Order.

4.6 If for any reason, which does not entitle the Design/Builder to an extension of time, the actual rate of progress on the whole of the Work or on any agreed upon part of the Work is at any time, in the opinion of the Owner too slow to ensure completion by the prescribed time for completion thereof, then the Owner shall notify the Design/Builder in writing, and the Design/Builder shall thereupon produce a revised schedule showing the modifications to the Approved schedule and take such steps as are necessary to complete the whole of the Work or such agreed upon part of the Work by the prescribed time for completion thereof. The submission to and Approval by the Owner of such revised schedule shall not relieve the Design/Builder of any of its duties, responsibilities or liabilities under this Contract, and the Design/Builder shall not be entitled to any payment for taking such steps.

                                   ARTICLE 5
                                   PAYMENTS

5.1       PROGRESS PAYMENTS

5.1.1 The Design/Builder shall submit to the Owner before the first application for payment, a schedule of values for the various sections of the Work, aggregating the total amount of the Stipulated Sum and directed so as to facilitate evaluation of applications for payment. This schedule shall be made out in such form and supported by such evidence as to its correctness as the Owner or its lender may reasonably direct. This schedule shall be updated as early as practicable whenever competitive quotes are received from subcontractors and suppliers.

              On or before the tenth day of each month the Design/Builder shall submit to the Owner an itemized Application for Payment in such detail as may be reasonably required by the Owner. The Application for Payment shall itemize the amounts up to the end of the prior month in respect to:

              (i) The value of labor, materials and equipment incorporated in the Work.

              (ii) The value of unfixed materials and equipment suitably stored on the site for incorporation in the Work.

              (iii) The value of services rendered under duly authorized Change
                    Orders.

              (iv) Addition or deduction for any other amounts payable to the Design/Builder by the Owner or to the Owner by the Design/Builder under the terms of the Contract.

              (v) Deduction of 5% retention on the net sum resulting from the accumulation of (i) to (iv) above, [provided that no further deductions shall be made after the total of all such deductions equals 5% of the Stipulated Sum as it may be adjusted from time to time].

              (vi) Deduction of amounts payable under all previous Applications for Payment.

              (vii) Amount due to the Design/Builder."

5.1.2 Within ten (10) days of the Owner's receipt of a properly submitted and correct Application for Payment, the Owner shall make payment to the Design/Builder.

5.1.3 The Application for Payment shall constitute a representation by the Design/Builder to the Owner that the design and construction have progressed to the point indicated; the quality of the Work covered by the application is in strict accordance with the Contract Documents; and the Design/Builder is entitled to payment in the amount requested.

5.1.4 Upon receipt of payment from the Owner, the Design/Builder shall promptly pay the Architect, other design professionals and each contractor the amount to which each is entitled in accordance with the terms of their respective contracts. The Design/Builder shall, by appropriate agreement with each party, require each party to make payments to its sub-contractors in similar manner. If Design/Builder fails to pay any party, or if any party with whom the Design/Builder has a contract or is otherwise employed by the Design/Builder fails to pay any of its sub-contractors, the Owner may make such payment and either, at its request, be immediately reimbursed by the Design/Builder or have such payment applied as a credit toward its obligation unless the Design/Builder has a good faith dispute with such payee and provides assurances to Owner that funds will be available to pay upon resolution of the dispute.

5.1.5 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional, or a contractor performing portions of the Work.

5.1.6 Neither progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in strict accordance with the Contract Documents.

5.1.7 The Design/Builder warrants that title to all work, materials and equipment covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all work, materials and equipment for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity.

5.1.8 At the time of Substantial Completion, the Owner shall pay the Design/Builder the retainage, if any, less the cost to correct or complete incorrect or incomplete Work. Final payment of such withheld sum shall be made upon correction or completion of such Work.

5.2       FINAL PAYMENT

5.2.1 Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner (1) an affidavit in form and substance reasonably satisfactory to the Owner and its lender that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner's property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a contractor or other person or entity entitled to assert a lien against the Owner's property refuses to furnish a release or waiver required by the Owner, the Design/Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design/Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys' fees incurred as a result of such lien.

5.2.2 Within thirty (30) days after Substantial Completion of the whole of the Work and satisfaction of all conditions set forth in paragraph 5.2.1, the Owner shall release all retainage except for a mutually agreed upon amount for outstanding items. Those items shall be determined by a punch list prepared by the Design/Builder and Owner. An amount equal to 1.5 times the value of the Work shall be withheld until completion of the punch list items. Final payment constituting the entire unpaid balance due shall be paid by the Owner to the Design/Builder on the 30th day of the month following receipt of the Design/Builder's final Application for Payment when the Work has been completed to the Owner's satisfaction and the Contract fully performed except for payments attributable to those responsibilities of the Design/Builder which survive final payment.

5.2.3     [deleted]

5.2.4 Acceptance of final payment shall constitute a waiver of all claims by the Design/Builder except those previously made in writing and identified by the Design/Builder as unsettled at the time of final Application for Payment.

5.3       INTEREST PAYMENTS

5.3.1 Payments due the Design/Builder under this Part 2 Agreement which are not paid when due shall bear interest from the date due at the rate specified in
Article 13, or in the absence of a specified rate, at the legal rate prevailing where the Project is located unless the Owner in good faith disputes any amount alleged to be due, in which case no interest shall accrue until the dispute is resolved.

                                   ARTICLE 6
                      PROTECTION OF PERSONS AND PROPERTY

6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

6.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder's contractors; (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation, or replacement in the course of construction; and (4) any other property of the Owner, whether or not forming part of the Work, located at the site or adjacent thereto in areas to which the Design/Builder has access.

6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

6.4 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

6.5 The Design/Builder shall provide and maintain in good operating condition suitable and adequate fire protection equipment and services, and shall comply with all reasonable recommendations regarding fire protection made by the representatives of the fire insurance company carrying insurance on the Work or by the local fire chief or fire marshal. The area within the site limits shall be kept orderly and clean, and all combustible rubbish shall be promptly removed from the site.

6.6 The Design/Builder shall at all times protect excavations, trenches, buildings and materials, from rain water, ground water, backup or leakage of sewers, drains and other piping, and from water of any other origin and shall remove promptly any accumulation of water. The Design/Builder shall provide and operate all pumps, piping and other equipment necessary to this end.

6.7 The Design/Builder shall remove snow and ice which might result in damage or delay.

6.8 During the progress of the Work and at all times prior to the date of Substantial Completion or occupancy of the Work by the Owner, whichever is earlier, the Design/Builder shall provide temporary heat, ventilation, and enclosure, adequate to permit the Work to proceed in a timely fashion, and to prevent damage to completed Work or Work in progress, or to materials stored on the premises.

                                   ARTICLE 7
                              INSURANCE AND BONDS

7.1       DESIGN/BUILDER'S LIABILITY INSURANCE

7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located and to which the Owner has no reasonable objection, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

          .1 claims under workers' compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

          .2 claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder's employees;

          .3 claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder's employees;

          .4 claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

          .5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

          .6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

          .7 claims involving contractual liability insurance applicable to the Design/Builder's obligations under Paragraph 11.5.

7.1.2 The insurance required by subparagraph 7.1.1 shall include all major divisions of coverage, and shall be on a comprehensive general basis including Premises and Operations, Owner's and Contractor's Completed Operations, and Owned, Nonowned, and Hired Motor Vehicles. The insurance required by Subparagraph 7.1.1 shall be written for not less than limits of liability specified in this Part 2 Agreement or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment. All insurance shall be written on an occurrence basis, unless the Owner approves in writing coverage on a claims-made basis. The Owner shall be named as an Additional Insured on all policies.

7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Paragraph 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner. These Certificates shall set forth evidence of all coverage required by the Contract Documents. The form of Certificate shall be satisfactory to the Owner. The Design/Builder shall furnish to the Owner copies of any endorsements that are subsequently issued amending limits of coverage. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder's information and belief.

7.1.4 The liability insurance required by the above subparagraph 7.1.1 shall be written for not less than limits of liability specified below.

                Type of Coverage                            Limits of Liability
                                                            Each Occurrence

                Workers' Compensation                       Statutory Coverage
                and Employer's Liability                    $  500,000

                Comprehensive General Liability,
                including: Completed Operations
                (three years) and Contractual Liability
                General Aggregate
                Personal Injury                             $2,000,000
                Products - Comp/Op Agg                      $1,000,000
                Fire Damage                                 $2,000,000
                                                            $  250,000

                Medical Expenses                            $    5,000

                                                            $1,000,000
                Automobile Liability
                Bodily Injury & Property Damage             $5,000,000
                (Combined Single Limit)
                Excess Indemnity




7.1.5 All liability insurance coverages remain in force until three (3) years after final payment, a certificate evidencing continuation of such coverage shall be submitted each year for three (3) years.

7.2       OWNER'S LIABILITY INSURANCE

7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents.

7.3       PROPERTY INSURANCE

7.3.1 Unless otherwise provided under this Part 2 Agreement, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost basis without optional deductibles. Owner may have deductibles, but shall be responsible for payment of deductible amount in case of loss. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work.

7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for the services and expenses of the Design/Builder's Architect and other professionals required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

7.3.3 If the Owner does not intend to purchase such property insurance required by this Part 2 Agreement and with all of the coverages in the amount described above, the Owner shall so inform the Design/Builder prior to commencement of the construction. The Design/Builder may then effect insurance which will protect the interests of the Design/Builder and the Design/Builder's contractors in the construction and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Design/Builder is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, then the Owner shall bear all reasonable costs properly attributable thereto.

7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner. This insurance shall include interests of the Owner, the Design/Builder, the Design/Builder's contractors and subcontractors in the Work, and the Design/Builder's Architect and other design professionals. The Owner and the Design/Builder shall be named insureds.

7.3.5 A loss insured under the Owner's property insurance shall be adjusted by the Owner as trustee and made payable to the Owner as trustee for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 7.3.10. The Design/Builder shall pay contractors their shares of insurance proceeds received by the Design/Builder, and by appropriate agreement, written where legally required for validity, shall require contractors to make payments to their subcontractors in similar manner.

7.3.6 Before an exposure to loss may occur, the Owner shall file with the Design/Builder a copy of each policy that includes insurance coverages required by this Paragraph 7.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Design/Builder.

7.3.7 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, obtain such insurance, and the cost thereof shall be borne by the Design/Builder.

7.3.8 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph 7.3 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner as trustee. The Owner or Design/Builder, as appropriate, shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Paragraph 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

7.3.9 The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Article 10. If after such loss no other special agreement is made, replacement of damaged Work shall be covered by appropriate Change Order. The provisions of this subparagraph are subject to the requirements, if any, of the Owner's construction and/or permanent lender.

7.3.10 The Owner as trustee shall have power to adjust and settle a loss with insurers. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

7.3.11 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

7.4       LOSS OF USE INSURANCE

7.4.1 The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

7.5       PERFORMANCE BOND

7.5.1 Prior to the time the Design/Builder starts work on this Part 2, the Design/Builder shall purchase and maintain in good standing until the fulfillment of the Contract, bonds covering the faithful performance of the Contract as required in the Contract Documents or in Article 7.

                                   ARTICLE 8
                              CHANGES IN THE WORK

8.1       CHANGES

8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order, Construction Change Directive, or order for a minor change in the Work, subject to the limitations stated in the Contract Documents.

8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for a minor change in the Work may be issued by the Design/Builder alone.

8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/Builder, the applicable unit prices shall be equitably adjusted.

8.2       CHANGE ORDERS

8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

          .1    a change in the Work;

          .2 the amount of the adjustment , if any, in the Contract Sum; and

          .3 the extent of the adjustment, if any, in the Contract Time.
8.2.2 If the Owner requests a proposal for a change in the Work from the Design/Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design/Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Contract Documents.

8.3       CONSTRUCTION CHANGE DIRECTIVES

8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.

8.3.2 Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Contract Sum shall be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract Documents. In case of an increase in the Contract Sum, the cost shall include a reasonable allowance for overhead and profit. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall limited to the following:

          .1 costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers' compensation insurance;

          .2 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

          .3 rental costs of machinery and equipment exclusive of hand tools, whether rented from the Design/Builder or others;

          .4 costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes;

          .5 additional costs of supervision and field office personnel directly attributable to the change; and fees paid to the Architect, engineers and other professionals.

8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the Contract Sum will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any with respect to that change.

8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Contract Sum and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.4       MINOR CHANGES IN THE WORK

8.4.1 The Design/Builder shall have authority to make minor changes in the Construction Documents and construction consistent with the intent of the Contract Documents when such minor changes do not involve adjustment in the Contract Sum or extension of the Contract Time. The Design/Builder shall promptly inform the Owner, in writing, of minor changes in the Construction Documents and construction

8.5       CONCEALED CONDITIONS

8.5.1 Should conditions encountered below the surface of the ground require that footings, foundations or other parts of the building or other structure be raised, lowered or changed, or if additional depth of excavation below the levels shown on the Drawings is required in order to provide proper bearing for the building or other structure or for any permanent utilities on the site or for permanent grading or other permanent site work, any change in the amount of excavation, dewatering, sheeting, protection, rock excavation, backfill, concrete or other structural work, or any other work permanently incorporated in the building shall be considered a change in the Work, and the contract sum shall be adjusted as provided in this Article, provided that the Work has been ordered in writing. There shall be no adjustment of the contract sum on account of other costs resulting from subsoil or water conditions including, without limitation, costs on account of delay, administration, operations, temporary construction, cave-in or collapse of excavations, or pumping. In the event such concealed or unknown conditions causes a material increase in the overall cost of the Project, the Owner may terminate this Agreement.

8.6       REGULATORY CHANGES

8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the submission of the Design/Builder's Proposal. In the event such revised codes, laws or regulations causes a material increase in the overall cost of the Project, the Owner may terminate this Agreement.

                                   ARTICLE 9
                              CORRECTION OF WORK

9.1 The Design/Builder shall promptly correct Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear costs of correcting such rejected Work, including additional testing and inspections.

9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/Builder a written acceptance of such condition.

9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents. Establishment of the time period of one
(1) year as described in Subparagraph 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.

9.4 If the Design/Builder fails to correct nonconforming Work as required or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner's right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities.

9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may give a second written notice to the Design/Builder and, seven (7) days following receipt by the Design/Builder of that second written notice and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate

Change Order shall be issued deducting from payments then or thereafter due the Design/Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owener. If Design/Builder fails to make such payment immediately, and such amount shall bear interest from the date demand is made by the Owner at the interest rate specified in Article 13. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.

                                  ARTICLE 10
                              DISPUTE RESOLUTION-
                           MEDIATION AND ARBIRTATION

10.1 Claims, disputes or other matters in question between the parties to this Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof shall be subject to and decided by mediation or arbitration. Such mediation or arbitration shall be conducted in accordance with the Construction Industry Mediation or Arbitration Rules of the American Arbitration Association currently in effect.

10.2 In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations.

10.3 Demand for arbitration shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would barred by the applicable statutes of repose or limitations.

10.4      [deleted]

10.5 The award rendered by the arbitrator or arbitrators shall be final, and judgment may entered upon it in accordance with applicable law in any court having jurisdiction thereof.

10.6 If either party institutes arbitration or litigation proceedings to enforce its rights hereunder and such proceedings are determined (by final adjudication or arbitration) to have been justified by the other party's breach of its obligations under this Agreement or otherwise, then the breaching party shall pay all the non-breaching party's costs related to such proceedings, including reasonable attorneys' fees in amounts to be determined by the finder(s) of fact, except in the case of good faith dispute, in which case each party will bear their own expenses of arbitration, including legal fees.

10.7 Unless otherwise agreed in writing, and except as provided in Article 12, the Design/Builder shall carry on the services and maintain progress during any arbitration proceedings, and the Owner shall continue to make payments to the Design/Builder.

                                  ARTICLE 11
                           MISCELLANEOUS PROVISIONS

11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located.

11.2      SUBCONTRACTS

11.2.1    The Design/Builder, as soon as practicable after execution of this
Part 2 Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage as contractors for the Projects.

11.3      WORK BY OWNER OR OWNER'S
          CONTRACTORS

11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under conditions of insurance and waiver of subrogation identical to the provisions of this Part 2 Agreement. If the Design/Builder claims that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims by notifying Owner in writing within seven (7) days after Owner makes Design/Builder aware of Owner's intent to perform such work. as provided in Subparagraph 11.4.

11.3.2 The Design/Builder shall afford the Owner's separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder's construction and operations with theirs as required by the Contract Documents.

11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

11.4      CLAIMS FOR DAMAGES

11.4.1 If either party to this Part 2 Agreement suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a claim of additional cost or time related to this claim is to be asserted, it shall be filed in writing.

11.5      INDEMNIFICATION

11.5.1 To the fullest extent permitted by law, the Design/Builder shall indemnify and hold harmless the Owner's consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Design/Builder or anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party of person described in this Paragraph 11.5. This paragraph 11.5.1 shall survive the completion or termination of this Agreement.

11.5.2 In claims against any person or entity indemnified under this Paragraph 11.5 by an employee of the Design/Builder, anyone directly or indirectly employed by the Design/Builder, anyone directly or indirectly employed by the Design/Builder or anyone for whose acts the Design/Builder may be liable, the indemnification obligation under this Paragraph 11.5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design/Builder under workers' compensation acts, disability benefit acts or other employee benefit acts.

11.6      SUCCESSORS AND ASSIGNS

11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. Neither the Owner nor the Design/Builder shall assign this Part 2 Agreement without the written consent of the other. The Owner may assign this Part 2 Agreement to any institutional lender providing construction financing, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

11.7      TERMINATION OF PROFESSIONAL DESIGN SERVICES

11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

11.8      EXTENT OF AGREEMENT

11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

                                  ARTICLE 12
                         TERMINATION OF THE AGREEMENT

12.1      TERMINATION BY THE OWNER

12.1.1 This Part 2 Agreement may be terminated by the Owner upon 14 days' written notice to the Design/Builder in the event that the Project is abandoned. If such termination occurs, the Owner shall pay the Design/Builder for Work completed and for proven loss sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages. The Design/Builder's obligation as to quality, correction and warranty of any services performed shall continue in force after termination other than for default.

12.1.2 If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within seven (7) days after being given notice, the Owner may then give a second written notice and, after an additional seven (7) days, the Owner may without prejudice to any other remedy make good such deficiencies and may deduct the reasonable cost thereof from the payment due the Design/Builder or, at the Owner's option, may terminate the employment of the Design/Builder and take possession of the site and all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work by whatever method the Owner may deem expedient. If the unpaid balance of the Contract Sum exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

12.2      TERMINATION BY THE DESIGN/BUILDER

12.2.1 If the Owner fails to make payment when due, the Design/Builder may give written notice of the Design/Builder's intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment within seven (7) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, seven (7) days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work executed and for proven losses sustained upon materials, equipment, tools, and construction equipment and machinery, including reasonable profit and applicable damages. Notwithstanding the foregoing the Design/Builder will not terminate this Agreement or cease its services if the reason for the Owner's failure to make payment is a good faith dispute over the validity of the amount alleged to be owed.

12.3      TERMINATION BY EITHER PARTY

12.3.1 Either party may terminate this Agreement without notice if the other party (i) files a petition under applicable bankruptcy laws for relief from creditors or the appointment of a receiver for its assets or (ii) is subject to an involuntary bankruptcy petition which is not discharged within thirty (30) days.

                                  ARTICLE 13
                             BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

13.1      COMPENSATION

13.1.1 For the Design/Builder's performance of the Work, as described in Paragraph 3.2 and including any other services listed in Article 14 as part of Basis Services, the Owner shall pay the Design/Builder in current funds the Contract Sum as follows:

(see "Method of Determining the Contract Sum" attached hereto)

13.1.2 For Additional Services, as described in Paragraph 3.3 and including any other services listed in Article 14 as Additional Services, compensation shall be as follows:

13.2      REIMBURSABLE EXPENSES

13.2.1    [deleted]

13.2.2    [deleted]


13.3      INTEREST PAYMENTS

13.3.1    The rate of interest for past due payments shall be as follows:
One and one half (1.5%) percent per month.  (Annual rate of 18%)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Design/Builder's principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

                                  ARTICLE 14
                         OTHER CONDITIONS AND SERVICES

14.1 The Basic Services to be performed shall be commenced on March 20, 2000 and, subject to authorized adjustments and to delays not caused by the Design/Builder, Substantial Completion shall be achieved in the Contract Time of
(365) calendar days.

14.2      The Basic Services beyond those described in Article 3 are as follows:

14.3 Additional Services beyond those described in Article 3 are as follows:

14.4      [deleted]

14.4.1 All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive termination of this Part 2 Agreement regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

14.5      The Design/Builder's Proposal includes the following documents:

(List the documents by specific title and date; include any required performance and payment bonds.)

Title                                                                              Date
002        General Notes                                                           3/1/00
A.101      First Floor Key Plan                                                    3/1/00
A.102      Second Floor Key Plan                                                   3/1/00
A.103      Third Floor Key Plan                                                    3/1/00
A.111      Bldg #1, First Floor Plan                                               3/1/00
A.112      Bldg #1, Second Floor Plan                                              3/1/00
A.113      Bldg #1, Third Floor Plan                                               3/1/00
A.114      Bldg #1, Roof Plan                                                      3/1/00
A.121      Bldg #2, First Floor Plan                                               3/1/00
A.122      Bldg #2, Second Floor Plan                                              3/1/00
A.123      Bldg #2, Third Floor Plan                                               3/1/00
A.124      Bldg #2, Roof Plan                                                      3/1/00
A.201      Exterior Elevations                                                     3/1/00
A.211      Enlarged Elevations                                                     3/1/00
A.212      Enlarged Elevations                                                     3/1/00
A.213      Enlarged Elevations                                                     3/1/00
A.214      Enlarged Elevations                                                     3/1/00
A.231      Enlarged Window Elevations                                              3/1/00
A.232      Enlarged Window Elevations                                              3/1/00
A.301      Bldg #1, Building Sections                                              3/1/00
A.303      Door Types                                                              3/1/00
A.305      Casework, Details                                                       3/1/00
A.306      Casework, Details                                                       3/1/00
A.311      Exterior Wall Sections                                                  3/1/00
A.312      Exterior Wall Sections                                                  3/1/00
A.313      Exterior Wall Sections                                                  3/1/00
A.321      Exterior Wall Sections                                                  3/1/00
A.331      Wall Section Details                                                    3/1/00
A.332      Wall Section Details                                                    3/1/00
A.333      Wall Section Details                                                    3/1/00
A.341      Wall Section Details                                                    3/1/00
A.401      Exterior Plan Details                                                   3/1/00
A.601      Enlarged Area Plans                                                     3/1/00
A.621      Wall Types and Details                                                  3/1/00
A.631      Door and Frame Elevations and Details                                   3/1/00
A.701      Interior Elevations                                                     3/1/00
A.801      Bldg # 1, First Floor Ceiling Plan                                      3/1/00
A.802      Bldg # 1, Second Floor Ceiling Plan                                     3/1/00
A.803      Bldg # 1, Third Floor Ceiling Plan                                      3/1/00
A.811      Bldg # 2, First Floor Ceiling Plan                                      3/1/00
A.812      Bldg # 2, Second Floor Ceiling Plan                                     3/1/00
A.813      Bldg # 2, Third Floor Ceiling Plan                                      3/1/00

14.6      Other Conditions:

14.6.1 Change Orders, if any, shall be paid by normal requisitions during the life of the Contract as if they were included in the original Contract Sum. The terms of payment shall be the same as in Article 5. The Owner shall provide Contractor with reasonable evidence of financial arrangements for increase in contract amount.

14.6.2 Owner warrants to the Contractor that at the time of the signing of this Agreement, he is the bona fide Owner of the premises on which the construction work described herein is to done and that such work is not inconsistent with the applicable zoning laws or private deed or similar restrictions.

14.6.3 The Owner agrees to hold harmless the Contractor from any liability regarding any hazardous waste material as defined by the local, state and federal government which may be found on the project site.

14.6.4 Unless transmitted in writing to the Contractor, all work performed by the Contractor and all equipment and materials installed assumes no abnormal or special conditions which would interfere with any warranties or guarantees.

This Agreement entered into as of the day and year first written above.

OWNER                                     DESIGN/BUILDER

/s/ Josef W. Rokus                        /s/ Raymond Aho, President
------------------------------------      -----------------------------------
(signature)                               (Signature)
         JOSEF W. ROKUS, V.P.
IPG Photonics Corporation                 Aho Construction Inc.
(Printed name and title)                  (Printed name and title)

Attachment to: AIA191-1996 dated 3/10/00                                 5/11/00

Agreement between: IPG Photonics Corporation

                           and

                Aho Construction Inc.

Refer to Article 13.1 Compensation

"Method of Determining the Contract Sum"

Phase 1.        For the shell portion of the construction:

                Aho Construction Inc. to provide final Architectural / Structural plans and complete the construction of the shell portion of the work for a lump sum price in accordance with the attached Worksheet Breakdowns dated 5/11/00 for buildings #1 & #2. The Contract Sum for Building # 1 is $2,341,249.00 and the Contract Sum for Building # 2 is $2,378,997.00.

Phase 2. For the fit-up portion of the work: This portion shall be completed on a Construction Management basis as follows:
                               -----------------------

                The work will include the complete Design, Engineering, and Construction of the Clean Rooms, ESD Flooring, Process Plumbing/Piping, Mechanical Systems (including the Hansa system), and Electrical Systems for both Building #1 and Building #2:

                Aho Construction Inc. shall coordinate and direct the planning, design, and construction of this phase of the project. The price shall be based on subcontractor and designer quotes obtained by Aho Construction Inc. and approved by IPG Photonics Corporation for the complete requirement of this phase, plus a lump sum management fee of $400,000.00 for overhead and profit. The range of pricing at this time is $4,729,000.00 (see attached breakdown).

                Incentive for savings in reference to Phase 2:

                At the time a final sum is established, the Owner and Contractor shall share equally in any savings realized below the amount of $4,700,000.00 for this phase of the work.

Note:           The additional cost for providing a Performance Bond is
                $100,000.00

Revised 5/12/00; J. Rokus